Exhibit 10.17

Certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Amendment to Employment Agreement

Between	and
MoonLake Immunotherapeutics AG	Prof. Dr. Kristian Reich
Untermüli 7 / Postfach 7444	[***]
6302 Zug, Switzerland
(“Employer”)	(“Employee”)

(together hereinafter referred to as the “Parties”)

The employee hereby agrees and accepts the following terms with regards to the Swiss employee benefit schemes put in place by the employer. The herewith stated terms shall clarify or, if specified, substitute the previously agreed terms of the Employment Agreement that was signed by the Parties on April 30, 2021.

Clarification to Section 6 – Pension fund:

-	The Employee confirms that he is spending at least 25 percent of his working time in Germany, his country of residence, and is therefore subject to German social security.

-	The parties agree that the employee is personally responsible for the respective payments into the German social security schemes.

-	According to section 5.3 of the Employment Agreement, the Employee is eligible to an additional payment equivalent to the difference between the hypothetical Swiss employer contributions (AHV/IV/EO, ALV, BVG) and the minimum German mandatory employer contributions. From November 1st, 2021, onwards, the parties agree that the hypothetical Swiss employer contributions shall also include employer contributions to sick leave Insurance (KTG) and work accident insurance (UVG/UVG-Z).

-	The parties agree that this additional payment corresponds per month of full-time employment to CHF 4'387.57 from the commencement date of the employment to October 2021, and CHF 4'525.93 from November 1st, 2021 onwards (compare Annex 1), and shall be recalculated in times of bonus payout, base salary changes or if the terms of the employment agreement or mandatory social security contributions in Switzerland or Germany change when the expected differential monthly payment exceeds CHF 150. Exchange rate fluctuation shall not be considered.

Clarification to Section 6 – Pension fund:

-	As per the above, the Employee is subject to German social security. The employer has therefore not enrolled the employee In the Swiss statutory and occupational pension plan.

Clarification to Section 10 – Salary payment in the event of illness or accident:

-	As per the above, the Employee is subject to German social security. The employer has therefore not taken out any daily sickness benefits or accident Insurance for the employee. It is the employee’s solely responsibility to be duly insured.

The Employer may unilaterally amend or supplement the company benefits scheme at any time but will inform the employee accordingly.

Hamburg, 08-NOV-2021	/s/ Kristian Reich
Place and date	Prof. Kristian Reich